UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CELLECTAR BIOSCIENCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Cellectar Biosciences, Inc.
100 Campus Drive
Florham Park, New Jersey 07932

Notice of 2022 Annual Meeting of Stockholders
To Be Held on June 15, 2022

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Cellectar Biosciences, Inc. (the “Company”) will be held on Wednesday, June 15, 2022 at 10:00 A.M., local time, at the Company’s headquarters at 100 Campus Drive, Florham Park, New Jersey 07932, for the following purposes:

1.	To vote upon the election of two Class II directors;

2.	To approve an increase in the number of shares of common stock available for issuance under our 2021 Stock Incentive Plan by 5,000,000 shares;

3.	To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10 if and when determined by our Board of Directors;

4.	To ratify the appointment of Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5.	To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with our by-laws.

While we intend to hold the Annual Meeting in person, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials currently have in place or may issue in light of the ongoing COVID-19 coronavirus pandemic. As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting). We plan to announce any changes regarding the Annual Meeting by issuing a press release and filing the press release as definitive additional soliciting material with the Securities and Exchange Commission at least 10 calendar days before the meeting. The Company shall not be held liable for harm to any attendee, including a stockholder or guest, due to any of the foregoing. Consistent with the guidelines set forth by the United States Center for Disease Control and Prevention as then in effect, we may require all attendees, including all stockholders, to practice social distancing at the Annual Meeting.

Stockholders of record at the close of business on Tuesday, April 26, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please authorize proxies to cast your votes today by following the easy instructions on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” on pages 2 through 7 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 15, 2022

The Notice of the Annual Meeting, this Proxy Statement and the

Company's Annual Report on Form 10-K for the fiscal year ended

December 31, 2021, are available at www.cellectar.com.

By order of the Board of Directors

Chad J. Kolean, Secretary
Florham Park, New Jersey
April 29, 2022

Cellectar Biosciences, Inc.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 15, 2022

GENERAL INFORMATION

This proxy statement is furnished to the stockholders of Cellectar Biosciences, Inc. (the “Company”, “Cellectar”, “we”, “us”, “our”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s corporate headquarters located at 100 Campus Drive, Florham Park, New Jersey 07932, on June 15, 2022 at 10:00 A.M., local time, and at any adjournment or adjournments thereof.

While we intend to hold the Annual Meeting in person, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials currently have in place or may issue in light of the ongoing COVID-19 coronavirus pandemic. As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting). We plan to announce any changes regarding the Annual Meeting by issuing a press release and filing the press release as definitive additional soliciting material with the Securities and Exchange Commission (“SEC’) at least 10 calendar days before the meeting. Stockholders who attend or attempt to attend the Annual Meeting will be deemed to have understood, accepted, and assumed all physical, physiological, and psychological risks associated with attending any public or private event during the COVID-19 pandemic. The Company shall not be held liable for harm to any attendee, including a stockholder or guest, due to any of the foregoing. Consistent with the guidelines set forth by the United States Center for Disease Control and Prevention as then in effect, we may require all attendees, including all stockholders, to practice social distancing at the Annual Meeting.

Stockholders of record at the close of business on Tuesday, April 26, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR

CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY

STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at our Annual Meeting?

Stockholders will vote on four proposals at our Annual Meeting:

1.	the election of two Class II director nominees;
2.	the approval of an increase in the number of shares of common stock available for issuance under our 2021 Stock Incentive Plan (the “2021 Plan”) by 5,000,000 shares;
3.	the approval of an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10, if and when determined by our Board of Directors (the “Amendment Proposal”); and
4.	the ratification of the appointment of Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

We will also consider other business, if any, that properly comes before our Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, our by-laws, and Delaware General Corporation Law (“DGCL”), the Company representatives, James V. Caruso, Chad J. Kolean and Asher Rubin, acting as proxies, will use their discretion in casting all of the votes that they are entitled to cast.

How does our Board recommend that stockholders vote on the proposals?

Our Board recommends that stockholders vote “FOR” the election of each director nominee, “FOR” the approval of an increase in the number of shares of common stock available for issuance under our 2021 Plan by 5,000,000 shares, “FOR” the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10, if and when determined by our Board of Directors and “FOR” the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who is entitled to vote?

The Record Date for our Annual Meeting is the close of business on April 26, 2022. As of the Record Date, there were issued, outstanding and entitled to vote 61,101,251 shares of our common stock, $0.00001 par value per share. Only stockholders of record of our common stock as of the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the Record Date.

What do I need for admission to our Annual Meeting?

Admittance is limited to stockholders of the Company. If you are the stockholder of record, your name will be verified against the list of stockholders prior to your admittance to our Annual Meeting. You should be prepared to present photo identification for admission at our Annual Meeting. If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of our common stock as of the Record Date, a copy of the voting instruction card provided by your broker, bank or other nominee or other similar evidence of ownership as of the Record Date, as well as your photo identification, for your admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to our Annual Meeting. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend our annual meeting, you may not vote in person at our Annual Meeting unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

How can I vote my shares without attending our Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on your proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering a written notice of revocation of your proxy to the attention of the Secretary at the following address: 100 Campus Drive, Florham Park, New Jersey 07932;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or as otherwise instructed by such bank, broker or nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matters to be presented at the Annual Meeting are the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10, if and when determined by our Board of Directors (Proposal Three) and the proposal to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Four). The election of the Class II directors (Proposal One) and the approval of an increase in the number of shares of common stock available for issuance under our 2021 Plan by 5,000,000 shares (Proposal Two) are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises their discretionary voting authority on Proposal Three or Four, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Two, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

In accordance with our by-laws, the presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting.

What vote is required to approve each matter to be considered at our Annual Meeting?

Election of Class II Directors (Proposal One). Our by-laws provide for a plurality voting standard for the election of directors in uncontested elections. An abstention or a broker non-vote on Proposal One will not affect the election of the director.

2021 Plan Proposal (Proposal Two). Proposal Two asks our stockholders to approve an increase in the number of shares of common stock available for issuance under our 2021 Plan by 5,000,000 shares. The affirmative vote of a majority of the votes cast is required for approval of Proposal Two. An abstention or a broker non-vote will not affect the outcome of Proposal Two.

Amendment Proposal (Proposal Three). Proposal Three will be approved if the holders of a majority in voting power of the outstanding shares of our common stock vote at the annual meeting “FOR” such proposal. An abstention on Proposal Three will have the same effect as a vote “AGAINST” Proposal Three. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Three.

Ratification of the Appointment of Baker Tilly US, LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022 (Proposal Four). The affirmative vote of a majority of the votes cast is required for the approval of Proposal Four. An abstention on Proposal Four will not have any effect on Proposal Four. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Four.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or follow the voting instructions on the proxy card for each account to vote your shares. To ensure that all your shares are represented at the Annual Meeting, we recommend that you vote every proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of two Class II director nominees;
•	“FOR” the approval of an increase in the number of shares of common stock available for issuance under our 2021 Plan by 5,000,000 shares;
•	“FOR” the Amendment Proposal; and
•	“FOR” the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions, your shares:

•	will be counted as present for purposes of establishing a quorum;
•	will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes the Amendment Proposal (Proposal Three) and the proposal to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Four); and
•	will not be counted in connection with the election of two Class II director nominees named in this proxy statement (Proposal One) and the approval of an increase in the number of shares of common stock available for issuance under our 2021 Plan by 5,000,000 shares (Proposal Two), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results of Proposals One or Two.

Our Board of Directors knows of no matter to be presented at the Annual Meeting other than Proposals One through Four. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the costs?

This proxy solicitation is being made on behalf of the Board. The Company has engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $160,000. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Will a stockholder list be available for inspection?

In accordance with DGCL, a list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 100 Campus Drive, Florham Park, New Jersey 07932.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions toll free at 1-866-540-7095 or via mail at the Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. Stockholders can also contact Investor Relations, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932, by telephone at (608) 441-8120 or by e-mail to investors@cellectar.com in this manner to indicate that they wish to receive separate sets of proxy materials, or to request that we send only a single set of materials, as applicable. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals or director nominations due for next year’s Annual Meeting?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our by-laws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2023 annual meeting of stockholders, we must receive the proposal at our executive offices at 100 Campus Drive, Florham Park, New Jersey 07932, no later than December 30, 2022.

Pursuant to our by-laws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 15, 2023 and not later than March 17, 2023 and must otherwise comply with the requirements set forth in our by-laws. Any proposal or nomination should be addressed to the attention of the Secretary, and we suggest that it be sent by certified mail, return receipt requested or through another mailing service that provides tracking information and proof of receipt.

In addition to satisfying the requirements of our by-laws, to comply with the universal proxy rules once effective, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.

Whom can I contact for further information?

If you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact the Secretary at 100 Campus Drive, Florham Park, New Jersey 07932 or by telephone at (608) 441-8120.

Who should I contact if I have any questions about how to vote?

If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003

ATTN: William M. Poudrier

Telephone: (833) 757-0783

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors divided into three classes: Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders (or any special meeting in lieu thereof). Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class II directors, James V. Caruso and Frederick W. Driscoll, is expiring.

Our Board of Directors has nominated Mr. Caruso and Mr. Driscoll to serve as Class II directors for a three-year term, until the 2025 Annual Meeting of Stockholders, or until their respective successor has been duly elected and qualified.

If a nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our nominees have consented to being named in this proxy statement and have agreed to serve if reelected, and our Board of Directors has no reason to believe that the nominees will be unable to serve.

Recommendation

Our Board of Directors recommends that you vote FOR the election of Mr. Caruso and Mr. Driscoll.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 2

APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER OUR 2021 PLAN

Our Board of Directors has adopted and is seeking stockholder approval of an amendment to our 2021 Plan to increase the number of shares of common stock that are available to be issued under the 2021 Plan by 5,000,000 shares (subject to adjustment for stock splits, stock dividends and similar events). No additional changes to the 2021 Plan are proposed. There were 1,605,449 shares of common stock available for future grants or awards as of April 14, 2022; provided that if the reverse stock split described in Proposal Three is approved by our stockholders, then, in accordance with the adjustment provisions set forth in the 2021 Plan, the number of shares of our common stock available for grants or awards under the 2021 Plan will be proportionately adjusted based on the ratio elected by our Board within the Split Ratio Range, as described further in Proposal Three: Approval of an Amendment to Our Certificate of Incorporation to Effect a Reverse Stock Split of Our Common Stock at a ratio between 1:5 and 1:10, If and When Determined by Our Board of Directors. While some additional shares may become available as a result of forfeitures or similar events, this number is not expected to be significant.

Our Board recommends approval of the increase in shares of common stock available under the 2021 Plan in order to enable us to continue to provide equity compensation to attract, retain and motivate current and prospective directors, officers, employees and consultants. Our Board believes that stock options and other forms of equity compensation promote growth and provide a meaningful incentive to directors and employees of successful companies.

As a clinical phase biopharmaceutical business, the Company relies heavily upon stock incentive compensation to attract and retain key employees and other key service providers, and has limited financial resources to utilize cash compensation as an alternative means to attract and retain such individuals. As of the Record Date, there were 61,101,251 shares of our common stock outstanding. Our current dilution (which is the number of shares available for grant under our equity compensation plans as of April 14, 2022, divided by the total number of shares of our common stock outstanding) is approximately 2.6%. If the proposed amendment to the 2021 Plan is approved, the potential dilution from authorized issuances for stock-based awards will increase to approximately 10.8%.

The following is a summary of the material terms of our 2021 Plan (as proposed to be amended, the “Amended 2021 Plan”). The summary is qualified in its entirety by reference to the complete text of the Amended 2021 Plan. Stockholders are urged to read the actual text of the 2021 Plan, which is set forth as Appendix A to our 2021 proxy statement filed with the SEC on May 13, 2021, and the proposed amendment to the 2021 Plan, which is set forth as Appendix A to this proxy statement.

Summary of the Amended 2021 Plan

The Amended 2021 Plan terminates on the tenth anniversary of its effective date of March 4, 2021, unless it is earlier terminated by our Board.

The Amended 2021 Plan authorizes:

•	the grant of stock options to purchase shares of common stock intended to qualify as incentive stock options (“incentive options”);
•	the grant of stock options not intended to qualify as incentive stock options (“non-statutory options”);
•	the grant of restricted and unrestricted shares of common stock;
•	the grant of rights to receive shares of common stock, cash payments or a combination of shares and cash based on, or measured by, appreciation in the market price of common stock (“stock appreciation rights”); and
•	the grant of awards entitling the recipient to acquire shares of common stock or cash upon attainment of specified performance goals (“performance shares”).

The Amended 2021 Plan is administered by the Compensation Committee of our Board (the “Compensation Committee”) consisting of “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee selects the individuals to whom awards are granted and determines the terms of each award, subject to the provisions of the Amended 2021 Plan. The Compensation Committee has the power and authority to grant and modify awards consistent with the terms of the Amended 2021 Plan, including the power and authority to accelerate the exercisability or vesting of all or any portion of an award. Participants do not have a right to receive dividend payments or dividend equivalent payments with respect to shares of common stock subject to any outstanding awards.

Awards other than incentive options may be granted under the Amended 2021 Plan to officers, directors, employees, consultants and other individuals who render services to us and our subsidiaries. Incentive options may be granted under the Amended 2021 Plan to our officers and other employees. As of the Record Date, five non-employee directors, three executive officers and twelve non-officer employees were eligible to participate in the Amended 2021 Plan.

Incentive Options and Non-Statutory Options. Stock options represent the right to purchase shares of our common stock. The exercise price of all stock options granted under the Amended 2021 Plan must be at least equal to the fair market value of the common stock on the date of grant (110% in the case of an incentive option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock). The Compensation Committee determines when options become vested and exercisable.

Stock options may not extend for more than ten years from the date of grant (five years in the case of an incentive option held by an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options, which first become exercisable by an employee or officer in any calendar year, may not exceed $100,000.

Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee’s lifetime, only by the optionee. The Compensation Committee in its discretion may determine the conditions with respect to any transfer or termination of any stock options granted under the Amended 2021 Plan. Stock options generally may not be exercised:

•	after the end of the term of the option;
•	following termination by us with cause;
•	after 90 days following retirement or termination by us without cause;
•	after 30 days following voluntary termination by the optionee;
•	after 90 days following the permanent disability of the optionee; and
•	after 180 days following the death of the optionee.

Payment of the exercise price may be made:

•	with cash, certified or bank check or other instrument acceptable to the Compensation Committee;
•	if provided for in the option agreement, with shares of common stock that are not subject to restrictions having a fair market value equal to the option price for such shares;
•	if provided for in the option agreement, an exercise notice with irrevocable instructions to a broker to promptly deliver cash or a check payable to us to pay the purchase price; or
•	if provided for in the option agreement, reduction of the number of shares of common stock otherwise issuable to the optionee upon the exercise of the stock option by a number of shares of common stock having a fair market value equal to the aggregate exercise price.

Restricted and Unrestricted Stock Awards. Restricted stock awards entitle the recipient the right to hold shares of common stock that are subject to restrictions on transferability and such other restrictions and conditions as the Compensation Committee may determine at the time of grant. The Compensation Committee determines the restrictions and conditions, including continued employment and/or achievement of pre-established performance goals and objectives. Upon satisfaction of the applicable restrictions and conditions, the shares of common stock subject to a restricted stock award become transferrable. Unrestricted stock awards do not have any such restrictions or conditions.

Stock Appreciation Rights. Stock appreciation rights entitle the holder the right to receive the appreciation of the fair market value of a specified number of shares of common stock over the exercise price, subject to the satisfaction of such restrictions and conditions as the Compensation Committee may determine. The exercise price of all stock appreciation rights granted under the Amended 2021 Plan must be at least equal to the fair market value of the common stock on the date of grant. In the applicable award agreement, the Compensation Committee may determine whether the amount of such appreciation will be settled in stock, cash or a combination of both.

Restricted Stock Units. Restricted stock unit awards entitle the holder the right to receive shares of common stock (or equivalent cash, at the Compensation Committee’s discretion), subject to the satisfaction of such restrictions and conditions as the Compensation Committee may determine at the time of grant. The Compensation Committee determines the restrictions and conditions applicable to any restricted stock units.

Performance Share Awards. Performance share awards entitle the holder the right to receive shares of common stock (or equivalent cash, at the Compensation Committee’s discretion) upon the attainment of specified performance goals, subject to the satisfaction of such other restrictions and conditions as the Compensation Committee may determine at the time of grant. The Compensation Committee determines the performance goals, the periods during which the performance is measured and all other restrictions and conditions.

Amendment of the Amended 2021 Plan. Our Board may modify, revise or terminate the Amended 2021 Plan at any time and from time to time, except that the class of persons eligible to receive options and the aggregate number of shares issuable pursuant to the Amended 2021 Plan may not be changed or increased (other than pursuant to certain changes in our capital structure) without the consent of our stockholders. The Compensation Committee may amend or cancel outstanding awards for changes in the law or other lawful purpose. Such changes may not adversely affect the rights under outstanding awards without the consent of the holder.

New Plan Benefits(1)

The benefits that will be awarded or paid under the 2021 Plan, if stockholder approval of this Proposal Two is obtained, cannot currently be determined. Awards granted under the 2021 Plan are within the Compensation Committee’s discretion, and the Compensation Committee has not determined future awards or who might receive them.

For illustrative purposes, the following table shows the number of awards made under the 2021 Plan to named executive officers, current executive officers as a group, current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group, in each case for the fiscal year ended December 31, 2021:

Name and Position	Number of Stock Options
James V. Caruso, President and Chief Executive Officer	1,600,000
Jarrod Longcor, Chief Operating Officer	450,000
John E. Friend II, M.D., Former Chief Medical Officer	330,000
Dov Elefant, Former Chief Financial Officer	430,000
All current executive officers, as a group (3 persons)	2,050,000
All current directors who are not executive officers, as a group (5 persons)	429,000
All employees, including all current officers who are not executive officers, as a group (11 persons)	248,500

(1)	This table includes our named executive officers for the fiscal year ended December 31, 2021. As of April 14, 2022, Dr. Friend and Mr. Elefant are no longer employees of the Company and are not included in the total for all current executive officers. Mr. Elefant was succeeded by Chad J. Kolean as Chief Financial Officer on February 22, 2022.

Federal Income Tax Information with Respect to the Amended 2021 Plan

The following summarizes certain U.S. federal income tax considerations generally applicable to awards granted under the Amended 2021 Plan. This summary does not purport to be complete and is based on current provisions of the U.S. federal tax laws and regulations, all of which are subject to change (possibly with retroactive effect) and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Non-Statutory Options. The grantee of a non-statutory option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a non-statutory option, the excess of the fair market value of the underlying shares of common stock on the exercise date over the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares (which will be long-term capital gain if the shares are held for more than one year). Subject to certain limitations, we may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a non-statutory option.

Incentive Options. The grantee of an incentive option recognizes no income for federal income tax purposes on the grant thereof. There is no tax upon exercise of an incentive option, but the excess of the fair market value of the underlying shares over the option exercise price at the time of exercise will constitute an item of tax preference for purposes of the alternative minimum tax. If no disposition of shares acquired upon exercise of the option is made by the option holder within the later of (i) two years from the date of the grant of the option and (ii) one year after exercise of the incentive option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year).

In connection with the sale of the shares covered by incentive options, we are allowed a deduction for federal tax purposes only to the extent, and at the time, the option holder receives ordinary income (for example, by reason of the sale of shares by the holder of an incentive option within the later of two years of the date of the option grant or one year after the exercise of the option), subject to certain limitations on the deductibility of compensation paid to executives.

Restricted Stock Awards. The grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee held the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date of grant less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date of grant). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Code.

Unrestricted Stock Awards. Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Stock Appreciation Rights. The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the excess of the fair market value of the common stock delivered the grantee (and the amount of cash, if any, paid to the grantee) in connection with such exercise.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a stock appreciation right as ordinary income for the year in which the stock appreciation right is exercised or lapses.

Restricted Stock Units. The grantee of a restricted stock unit recognizes no income for federal income tax purposes on the grant thereof. When the cash or shares (as applicable) are transferred (upon vesting of the award), the grantee will recognize as ordinary income the value of cash or shares transferred. If shares are received, the grantee’s basis in such shares will be equal to the fair market value of the shares upon receipt, and this basis will be used in determining any gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted stock unit as ordinary income for the year in which such income is recognized.

Performance Share Awards. The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock units, described above.

Withholding. Subject to certain limitations, we are required to withhold taxes from amounts taxable to our employees as compensation.

Recommendation

Shares available under the 2021 Plan will not be increased unless the amendment is approved by stockholders. If the amendment to the 2021 Plan is not approved by stockholders, the 2021 Plan will remain in effect in its current form, with the remaining pool of shares, and we may not have sufficient shares available to meet our needs for the next year.

Our Board of Directors recommends that you vote FOR the approval of the increase in the number of shares of common stock available for issuance under our 2021 Plan.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO BETWEEN 1:5 AND 1:10, IF AND WHEN DETERMINED BY OUR

BOARD OF DIRECTORS

Overview

The amendment proposal, if approved, would not immediately cause a reverse stock split, but rather would grant authorization to our Board to effect a reverse stock split (without reducing the number of authorized shares of our common stock), if, and when determined by our Board. Our Board has deemed it advisable, approved and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio between one-for-five (1:5) and one-for-ten (1:10) (the “Split Ratio Range”), in the form set forth in Appendix B to this proxy statement.

If we receive the required stockholder approval, our Board would have the sole authority to elect, at any time prior to December 15, 2022, whether or not to effect a reverse stock split. Even with stockholder approval of the Amendment Proposal, our Board will not be obligated to pursue the reverse stock split. Rather, our Board will have the flexibility to decide whether or not a reverse stock split (and at what ratio within the Split Ratio Range) is in the best interests of the Company.

If approved by our stockholders and following such approval our Board determines that effecting a reverse stock split is in the best interests of the Company and our stockholders, the reverse stock split would become effective upon filing an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. As filed, the amendment would state the number of outstanding shares to be combined into one share of our common stock, at the ratio approved by our Board within the Split Ratio Range. The amendment would not change the par value of our common stock and would not impact the total number of authorized shares of our common stock. Therefore, upon effectiveness of a reverse stock split, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock.

Although we presently intend to effect the reverse stock split to regain compliance with the Nasdaq Capital Market’s minimum bid price requirement, under Section 242(c) of the Delaware General Corporation Law, our Board has reserved the right, notwithstanding our stockholders’ approval of the proposed amendment of the Certificate of Incorporation at the annual meeting, to abandon the proposed amendment at any time (without further action by our stockholders) before the amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Our Board may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Certificate of Incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per-share market price of our common stock, business developments and our actual and projected financial performance. If the closing bid price of our common stock on the Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, our Board may decide to abandon the filing of the proposed amendment of the Certificate of Incorporation.

Purpose and Overview of the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per-share trading price of our common stock to continue our listing on the Nasdaq Capital Market. To maintain listing, the Nasdaq Capital Market requires, among other things, that our common stock maintain a minimum closing bid price of $1.00 per share. On April 28, 2022, the closing bid price for our common stock on the Nasdaq Capital Market was $0.52 per share.

On November 1, 2021, we received a deficiency letter from the Nasdaq Stock Market notifying the Company that, for the last 30 consecutive business days, beginning on September 20, 2021 and ending on October 29, 2021, the bid price for the Company’s common stock had closed below the minimum bid price. In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until May 2, 2022, to regain compliance. The Company intends to seek an extension from Nasdaq. If the Company does not regain compliance with the minimum bid price rule, Nasdaq will provide written notification to the Company that its common stock may be delisted.

Our Board is seeking stockholder approval for the authority to effectuate the reverse stock split as a means of increasing the share price of our common stock at or above $1.00 per share in order to avoid further action by Nasdaq, in the event we are not able to satisfy the minimum bid price requirement in adequate time before the deadline. We expect that the reverse stock split would increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on the Nasdaq Capital Market. We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse stock split is not intended to be an antitakeover device.

In addition, we believe that the low per-share market price of our common stock impairs its marketability to, and acceptance by, institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of our common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of our common stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of our common stock.

We also believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per-share price of our common stock, we believe this increase would enhance our ability to attract and retain employees and service providers. Further, the reverse stock split will result in additional authorized and unissued shares becoming available for general corporate purposes as the Board may determine from time to time, including for use under its equity compensation plans.

We believe that the decrease in the number of shares of our outstanding common stock because of the reverse stock split, and the anticipated increase in the price per share, would possibly promote greater liquidity for our stockholders with respect to their shares. However, liquidity may be adversely affected by the reduced number of shares that would be outstanding if the reverse stock split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effectuated.

There can be no assurance that the reverse stock split would achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse stock split would increase proportionately with the reverse stock split, or that any increase would be sustained for any period of time.

If our stockholders do not approve the Amendment Proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least ten consecutive trading days before May 2, 2022 (or before the end of an extended compliance period, if granted), we expect our common stock to be subject to a delisting action by the Nasdaq Capital Market. We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum bid level required by the Nasdaq Capital Market, although effecting the reverse stock split cannot guarantee that we would be in compliance with the minimum bid price requirement for even the minimum ten-day trading period required by the Nasdaq Capital Market. Furthermore, the reverse stock split cannot guarantee we would be in compliance with the market capitalization, net worth or stockholders’ equity criteria required to maintain our listing on the Nasdaq Capital Market.

If our common stock were delisted from the Nasdaq Capital Market, trading of our common stock would thereafter be conducted on the OTC Bulletin Board or the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. To relist shares of our common stock on the Nasdaq Capital Market, we would be required to meet the initial listing requirements for either the Nasdaq Capital Market or the Nasdaq Global Market, which are more stringent than the maintenance requirements.

If our common stock were delisted from the Nasdaq Capital Market and the price of our common stock were below $5.00 at such time, such stock would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions would make trading in our common stock more difficult and the market less efficient.

In evaluating whether to seek stockholder approval for the reverse stock split, our Board took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

Even if our stockholders approve the reverse stock split, our Board reserves the right not to effect the reverse stock split if in our Board’s opinion it would not be in the best interests of the Company or our stockholders to effect such reverse stock split.

Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split, if completed, will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share would either exceed or remain in excess of the $1.00 minimum bid price per share as required to maintain the listing of our common stock on the Nasdaq Capital Market;
•	we would otherwise meet the requirements for continued listing of our common stock on the Nasdaq Capital Market;
•	the market price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;
•	the reverse stock split would result in a per-share price that would attract brokers and investors who do not trade in lower-priced stocks;
•	the reverse stock split would result in a per-share price that would increase our ability to attract and retain employees and other service providers; or
•	the reverse stock split would promote greater liquidity for our stockholders with respect to their shares.

In addition, the reverse stock split would reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, increasing the number of authorized but unissued shares of common stock. Therefore, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock following the reverse stock split. The Board may authorize the issuance of the remaining authorized and unissued shares without further stockholder action for a variety of purposes, except as such stockholder approval may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock exchange on which our securities may then be listed. The issuance of additional shares would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock.

The market price of our common stock is based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Principal Effects of the Reverse Stock Split on the Market for Our Common Stock

On April 28, 2022, the closing bid price for our common stock on the Nasdaq Capital Market was $0.52 per share. By decreasing the number of shares of our common stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price would be increased. The greater the market price rises above $1.00 per share, the less risk there would be that we would fail to meet the requirements for maintaining the listing of our common stock on the Nasdaq Capital Market. However, there can be no assurance that the market price of the common stock would rise to or maintain any particular level or that we would at all times be able to meet the requirements for maintaining the listing of our common stock on the Nasdaq Capital Market.

Principal Effects of the Reverse Stock Split on Our Common Stock; No Fractional Shares

If our stockholders approve granting our Board the authority to amend our Certificate of Incorporation to effect a reverse stock split, and if our Board decides to effectuate such amendment, the principal effect of the amendment would be to reduce the number of issued and outstanding shares of our common stock, in accordance with the Split Ratio Range, from 61,101,251 shares as of the Record Date to between and including approximately 12,220,000 shares and 6,110,000 shares. If the reverse stock split is effectuated, the total number of shares of our common stock each stockholder holds would be reclassified automatically into the number of shares of our common stock equal to the number of shares of our common stock each stockholder held immediately before the reverse stock split divided by the ratio approved by the Board within the Split Ratio Range.

Effecting the reverse stock split will not change the total authorized number of shares of our common stock. However, the reduction in the issued and outstanding shares would provide more authorized shares available for future issuance.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in such stockholder owning a fractional share. No fractional shares will be issued. As soon as practicable after the amendment to our Certificate of Incorporation is filed, American Stock Transfer & Trust Company, our transfer agent, would aggregate all fractional shares and arrange for them to be sold at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After completing the sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their pro rata shares of the total net proceeds of these sales. The proceeds would be subject to certain taxes as discussed below. In addition, stockholders would not be entitled to receive interest for the period of time between the filing of the amendment to the Certificate of Incorporation and the date a stockholder receives payment for the cashed-out shares. The payment amount would be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder would have no further interest in the Company with respect to such stockholder’s cashed-out fractional shares. A person otherwise entitled to a fractional interest would not have any voting, dividend or other rights except to receive payment as described above.

Principal Effects of the Reverse Stock Split on Outstanding Options and Warrants

As of the Record Date, we had outstanding (a) stock options to purchase an aggregate of 6,064,033 shares of our common stock with exercise prices ranging from $0.49 to $1,500 per share and (b) warrants to purchase an aggregate of 15,633,825 shares of our common stock with exercise prices ranging from $1.2075 to $17.80 per share. Under the terms of the stock options and warrants, when the reverse stock split becomes effective, the number of shares of our common stock covered by each of them would be divided by the number of shares being combined into one share of our common stock in the reverse stock split and the exercise or conversion price per share would be increased to a dollar amount equal to the current exercise or conversion price, multiplied by the number of shares being combined into one share of our common stock in the reverse stock split. This results in the same aggregate price being required to be paid upon exercise as was required immediately preceding the reverse stock split. The number of shares reserved under our option plan would decrease by the ratio approved by Board within the Split Ratio Range.

Principal Effects of the Reverse Stock Split on Outstanding Preferred Stock

As of the Record Date, we had outstanding 111 shares of our Series D Convertible Preferred Stock with a conversion price of $1.35. If the reverse stock split is effectuated, the conversion price of our issued and outstanding Series D Convertible Preferred Stock would adjust proportionately to the ratio approved by the Board within the Split Ratio Range.

Principal Effects of the Reverse Stock Split on Legal Ability to Pay Dividends

Our Board has not declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split would have any effect with respect to future distributions, if any, to holders of our common stock.

Accounting Matters

The reverse stock split would not affect the par value of our common stock or preferred stock, which would remain unchanged at $0.00001 per share. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced by the ratio approved by the Board within the Split Ratio Range, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Beneficial Holders of Our Common Stock (Stockholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a broker, in the same manner as registered stockholders whose shares are registered in their names. Brokers would be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, brokers may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. Stockholders holding shares of our common stock with a broker and having any questions in this regard should contact their broker.

Registered “Book-Entry” Holders of Our Common Stock

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would automatically be sent to such stockholder’s address of record indicating the number of shares of our common stock held following the reverse stock split.

If such a stockholder is entitled to a payment in lieu of any fractional share interest, a check would be mailed to the stockholder’s registered address as soon as practicable after the effective time of the reverse stock split. By signing and cashing the check, stockholders would warrant that they owned the shares of our common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. No stockholders would be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is received.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the reverse stock split.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock.

For purposes of this summary a “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. holder.” A “U.S. holder” any beneficial owner of our common stock that for U.S. federal income tax purposes is any of the following:

•	an individual who is or is treated as a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States Persons” have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as “United States Persons” for U.S. federal income tax purposes.

This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss should be recognized upon the reverse stock split. In addition, the aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split generally will be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock surrendered in the reverse stock split was greater than one year as of the date of the exchange.

U.S. Information Reporting and Backup Withholding

Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax at the rate specified in the Code on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the reverse stock split. In particular, gain or loss will not be subject to U.S. federal income or withholding tax with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment or fixed base in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the reverse stock split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

U.S. Information Reporting and Backup Withholding Tax

In general, backup withholding and information reporting will not apply to payments of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the reverse stock split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Interests of Certain Persons

Our officers and directors have an interest in this proposal as a result of their ownership of shares of our common stock. However, we do not believe that our officers or directors have interests in this proposal that are different or greater than those of any of our other stockholders.

Recommendation

Our Board of Directors recommends that you vote FOR the approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10, if and when determined by our Board of Directors.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4 concerns the ratification of the appointment by our Audit Committee of Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP) to be our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Under rules of the SEC and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has appointed Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Baker Tilly US, LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Baker Tilly US, LLP will not attend the Annual Meeting, but will be available by telephone. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees

The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP), including its affiliates, for the audit of our annual financial statements for the fiscal years ended December 31, 2020 and 2021:

Fee Category	Fiscal 2020	Fiscal 2021
Audit fees	$156,100	$247,117
Audit-related fees (1)	112,000	—
Tax fees	—	—
All other fees	—	—
Total fees	$268,100	$247,117

(1)	In the Fiscal 2020 fee presentation, professional services related to consents and comfort letters in support of S-1, S-3 and S-8 filings, issued by Baker Tilly US, LLP, were classified as “Audit-related fees.” In the presentation for Fiscal 2021, such fees are included in the “Audit fees” caption.

Audit Fees. Audit fees were for professional services rendered for the audit of our annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings.

Audit-Related Fees. Audit-related fees include fees for assurance and related services by the principal accountant that are reasonably related to the performance of audit and reviews but that are not included under “Audit Fees” above.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance and planning and mergers and acquisitions.

All Other Fees. All other fees include assistance with miscellaneous reporting requirements and interpretation of technical issues.

Our Audit Committee has determined that the services Baker Tilly US, LLP performed for us during fiscal 2021 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Baker Tilly US, LLP to provide those services.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage Baker Tilly US, LLP to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Baker Tilly US, LLP for the fiscal year ended December 31, 2021 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Recommendation

If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment by our Audit Committee of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2022.

OFFICERS AND DIRECTORS

Our executive officers and directors as of the date hereof are as follows:

Name	Age	Position
James V. Caruso	63	President, Chief Executive Officer and Director
Chad J. Kolean	57	Vice President, Secretary and Chief Financial Officer
Jarrod Longcor	49	Chief Operating Officer
Douglas J. Swirsky (1)(2)	52	Chairman of the Board and Director
Asher Chanan-Khan, M.B.B.S., M.D.(3)	53	Director
John Neis (1)(2)	66	Director
Stefan D. Loren, Ph.D. (2)(3)	58	Director
Frederick W. Driscoll (1)(3)	71	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

The following biographical descriptions set forth certain information with respect to the nominees for election as Class II directors, the incumbent, continuing directors who are not up for election at this Annual Meeting and our current executive officers who are not directors. This information has been furnished by the respective individuals.

Class II Directors – Term Expiring 2022 and Nominees

James V. Caruso. Mr. Caruso was appointed our President and Chief Executive Officer and a director in June 2015. He came to Cellectar from Hip Innovation Technology, a medical device company where he was a founder and served as Executive Vice President and Chief Operating Officer from August 2010 to June 2015, and he currently serves on their board. Prior to his time at Hip Innovation Technology, he was Executive Vice President and Chief Commercial Officer of Allos Therapeutics, Inc., an oncology company acquired by Spectrum Pharmaceuticals, from June 2006 to August 2010. He was also Senior Vice President, Sales and Marketing, from June 2002 to May 2005, at Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation. In addition, Mr. Caruso has held key positions at several well-known pharmaceutical companies, including Novartis, where he was Vice President of Neuroscience Specialty Sales, BASF Pharmaceuticals-Knoll, where he was Vice President, Sales, and Bristol-Myers Squibb Company in several senior roles. Mr. Caruso earned a Bachelor of Science degree in Finance from the University of Nevada. Mr. Caruso’s extensive experience in the biotechnology industry and his recent experience as our Chief Executive Officer make him a highly qualified member of our Board of Directors.

Frederick W. Driscoll. Mr. Driscoll was appointed as a director of Cellectar in April 2017. Mr. Driscoll served as Chief Financial Officer at Flexion Therapeutics, a biopharmaceutical company, from 2013 to 2017, spearheading an initial public offering in 2014. Prior to joining Flexion, he was Chief Financial Officer at Novavax, Inc., a publicly traded biopharmaceutical company, from 2009 to 2013. From 2008 to 2009, Mr. Driscoll served as Chief Executive Officer of Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company later acquired by GlaxoSmithKline. He previously served as Genelabs’ Chief Financial Officer from 2007 to 2008. From 2000 to 2006, Mr. Driscoll served as Chief Executive Officer at OXiGENE, Inc., a biopharmaceutical company. Mr. Driscoll has also served as Chairman of the Board and Audit Committee Chair at OXiGENE and as a member of the Audit Committee for Cynapsus, a specialty central nervous system pharmaceutical company which was sold to Sunovion Pharmaceuticals in 2016. Mr. Driscoll earned a Bachelor’s degree in accounting and finance from Bentley University. Mr. Driscoll is a member of the board of directors of Cue Biopharma and MEI Pharma. Mr. Driscoll chairs the Audit Committee and is a member of the Compensation Committee. Mr. Driscoll’s significant corporate management and board experience at multiple biotechnology companies as well as his strong financial background make him a highly qualified member of our Board of Directors.

Class III Directors – Term Expiring in 2023

Stefan D. Loren, Ph.D. Dr. Loren was appointed as director of Cellectar in June 2015. Dr. Loren is currently a managing director with Oppenheimer and Company’s healthcare investment banking group. Prior, he was the founder and managing member of Loren Capital Strategy (LCS), a strategic consulting and investment firm focused on life science companies since February 2014. Prior to LCS, he headed the life science practice of Westwicke Partners, a healthcare-focused consulting firm from July 2008 to February 2014. Prior to joining Westwicke, he worked as an Analyst/Portfolio Manager with Perceptive Advisors, a health care hedge fund, and MTB Investment Advisors, a long-term oriented family of equity funds. His focus areas included biotechnology, specialty pharmaceuticals, life science tools, and health care service companies. Prior to moving to the buy side, Dr. Loren was Managing Director, Health Care Specialist/Desk Analyst for Legg Mason where he discovered, evaluated, and communicated investment opportunities in the health care area to select clients. In addition, he assisted both advising management teams on strategic options. He started his Wall Street career as a sell side analyst at Legg Mason covering biotechnology, specialty pharmaceuticals, life science tools, pharmaceuticals, and chemistry outsourcing companies. In his research career, Dr. Loren was an early member of Abbott Laboratories Advanced Technologies Division, analyzing and integrating new technological advances in Abbott’s pharmaceutical research. Prior to that, he was a researcher at The Scripps Research Institute, a nonprofit American medical research facility, working with Nobel Laureate K. Barry Sharpless on novel synthetic routes to chiral drugs. Dr. Loren received a doctorate in Organic Chemistry from the University of California at Berkeley and an undergraduate degree in Chemistry from UCSD. His scientific work has been featured in Scientific American, Time, Newsweek, and Discover, as well as other periodicals and journals. Dr. Loren is Chair of the Nominating and Corporate Governance Committee and member of the Audit Committee. Dr. Loren’s extensive experience in the biotechnology and financial industries make him a highly qualified member of our Board of Directors.

Douglas J. Swirsky. Mr. Swirsky was appointed as a director of Cellectar in April 2017 and Chairman of our Board in August 2017. Since February 2021, Mr. Swirsky has served as Chief Financial Officer and Treasurer of AavantiBio, a gene therapy company. Prior to AavantiBio, Mr. Swirsky served as President, Chief Executive Officer and a director of Rexahn Pharmaceuticals, a clinical-stage biopharmaceutical company from November 2018 to November 2020; having previously served as Rexahn’s President and Chief Financial Officer from January 2018 until his appointment as CEO. Prior to Rexahn, Mr. Swirsky served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage biopharmaceutical company, from 2014 to June 2017. From 2006 through 2014, Mr. Swirsky served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of GenVec. Mr. Swirsky previously held investment banking positions at Stifel, UBS, PaineWebber, Morgan Stanley, and Legg Mason. His experience also includes positions in public accounting and consulting. Mr. Swirsky received his undergraduate degree in business administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a Certified Public Accountant and a CFA® charterholder. Mr. Swirsky currently serves on the board of directors of NeuroBo Pharmaceuticals, Inc. Within the past five years, Mr. Swirsky has also served on the board of Fibrocell Science, Inc., Pernix Therapeutics Holdings, Inc. and GenVec, Inc.. Mr. Swirsky is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Swirsky’s distinguished career in financial services and corporate management, including his investment banking experience and his experience serving as a principal executive officer and principal financial officer, make him a highly qualified member of our Board of Directors. Mr. Swirsky is National Association of Corporate Directors (NACD) Directorship Certified™. The NACD Directorship Certification® program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors establish themselves as committed to continuing education on emerging issues and helping to elevate the profession of directorship.

Class I Directors – Term Expiring 2024

John Neis. Mr. Neis has been a member of the Board of Directors since 2008. Mr. Neis is a Managing Director of Venture Investors LLC, a healthcare-focused venture capital firm. He led the firm and headed the firm’s Health Care practice from 2000 to 2021. He also serves on the Board of Directors of privately held Delphinus Medical Technologies, Inc. and Health Scholars, Inc. He serves on the Board of Directors of the Wisconsin Technology Council, the science and technology advisor to Wisconsin’s Governor and Legislature, and the Wisconsin Venture Capital Association. He serves on the Board of Trustees at the Morgridge Institute for Research. He also serves on the Weinert Applied Ventures Program Advisory Board in the School of Business and chairs the Tandem Press Advisory Board in the School of Education at the University of Wisconsin – Madison. He holds a B.S. in finance from the University of Utah, and received a M.S. in Marketing and Finance from the University of Wisconsin – Madison. He is a Chartered Financial Analyst. Mr. Neis’ extensive experience leading emerging companies and his financial experience makes him a highly qualified member of our Board of Directors, chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee.

Asher Chanan-Khan, M.B.B.S., M.D. Dr. Chanan-Khan was appointed as a director of Cellectar in June 2021. Dr. Chanan-Khan currently serves as Professor of Medicine & Oncology at the Mayo Clinic School of Medicine, a position he has held since November 2011. He served as Chair, Department of Hematology & Oncology at the Mayo Clinic, Florida from October 2011 to January 2018. Prior to joining Mayo Clinic, Dr. Chanan-Khan spent over a decade as an attending physician at the Roswell Park Comprehensive Cancer Center. He was a tenured member of the Faculty of Medicine at the State University of New York (SUNY) Buffalo. Dr. Chanan-Khan received his Bachelor of Medicine and Bachelor of Surgery from the Allama Iqbal Medical College of Punjab University in Lahore Pakistan. He then completed an internship and residency in Internal Medicine from the College of Physicians & Surgeons at Columbia University in New York followed by fellowships in Hematology and Medical Oncology from New York University. In addition, he also completed a fellowship in translational research from Dr. Takeshita’s laboratory at NYU. Dr. Chanan-Khan’s extensive experience in oncology and hematology make him a highly qualified member of our Board of Directors, as well as member of the Audit Committee.

Executive Officers Who Are Not Directors

Jarrod Longcor. Mr. Longcor was appointed Chief Operating Officer in February 2022. He previously served as Chief Business Officer from September 2017 to January 2022 and Senior Vice President of Corporate Development and Operations from July 2016 to August 2017. Mr. Longcor brings years of pharmaceutical and biotech experience to Cellectar and was previously the Chief Business Officer for Avillion LLP, a drug development company. In this role, he was responsible for executing the company’s unique co-development partnership strategy. Prior to Avillion, Mr. Longcor was the Vice President of Corporate Development for Rib-X Pharmaceuticals, Inc. (now Melinta Therapeutics), a publicly-traded biopharmaceutical company where he was responsible for identifying and concluding several critical collaborations for the company, including a major discovery collaboration with Sanofi Aventis valued over $700M. Prior to Rib-X, Mr. Longcor held key positions in several small to midsized biotech companies where he was responsible for business development, strategic planning and operations. Mr. Longcor holds a B.S. from Dickinson College, a M.S. from Boston University School of Medicine and an M.B.A. from Saint Joseph’s University’s Haub School of Business.

Chad J. Kolean. Mr. Kolean was appointed our Vice President and Chief Financial Officer in February 2022 and our Secretary in April 2022. Mr. Kolean has more than 30 years of experience at both public and private companies. Most recently, he served as Chief Financial Officer of Vivex Biologics, Inc., a developer, manufacturer and distributor of regenerative medical products from October 2019 to January 2022. Prior to his service at Vivex Biologics, Inc., Mr. Kolean served as Chief Financial Officer of Titan Spine, Inc., a designer, manufacturer and distributor of titanium spinal implants from September 2017 to September 2019 (Titan was acquired by Medtronic plc in June 2019). Prior to his time at Vivex, Mr. Kolean served as Chief Financial Officer of Cellectar from May 2014 to September 2017. Before that, Mr. Kolean served as Chief Financial Officer of Pioneer Surgical Technology, Inc., a global manufacturer and distributor of spinal, biological and orthopedic implants from April 2012 until its acquisition by RTI Biologics in July 2013, and Chief Accounting Officer from September 2011 to March 2012. Prior to Pioneer, Mr. Kolean was the Corporate Controller of TomoTherapy, Inc., a publicly traded developer and manufacturer of radiation oncology equipment from July 2010 to August 2011 (TomoTherapy merged with Accuray Incorporated in June 2011). Mr. Kolean also served as Director of Financial Reporting for Pioneer Surgical Technology, Inc. from March 2009 to July 2010. From 2001 to 2008, Mr. Kolean held a number of leadership positions at Metavante Corporation, a provider of banking and payments technologies and services to financial institutions, including: Director of Planning, Analysis and Reporting, Vice President and FSG Controller and Vice President of Shared Services. Prior to his tenure at Metavante, Mr. Kolean held leadership roles at Snap-On Inc., Herman Miller, Inc. and Kaydon Corporation. Mr. Kolean began his career at Arthur Andersen LLP where he practiced as a certified public accountant. Mr. Kolean holds a B.A. in Business Administration from Hope College.

CORPORATE GOVERNANCE

Classified Board of Directors

Our Board consists of six members and is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Caruso who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Board Leadership Structure

The Board does not have a formal policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our Company from time to time. Currently, we split these positions with Douglas Swirsky serving as Chairman of the Board and James V. Caruso serving as Chief Executive Officer.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our Board members and nominees as of April 14, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix
Total Number of Directors: 6
	Female	Male
Gender Identity
Directors	—	6
Demographic Background
Asian	—	1
White	—	5

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter. The composition and responsibilities of each of the committees of our Board of Directors are described below and copies of the charters are available on our website at www.cellectar.com. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement.

Audit Committee. Our Audit Committee is currently composed of Mr. Driscoll (Chairman), Dr. Chanan-Khan and Dr. Loren. The Board has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Exchange Act. The Board has also determined that Mr. Driscoll is an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and members of the Board, and the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee assists the Board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, and our independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our Audit Committee met four times during the fiscal year ended December 31, 2021.

Compensation Committee. Our Compensation Committee is currently composed of Mr. Neis (Chairman), Mr. Driscoll and Mr. Swirsky. The Board has determined that each member of our Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee’s responsibilities include providing recommendations to the Board regarding the compensation levels of directors; approving, or recommending for approval by the Board, the compensation levels of executive officers; providing recommendations to our Board regarding compensation programs; administering our incentive compensation plans and equity-based plans; authorizing grants under our 2021 Plan; and authorizing other equity compensation arrangements. Our Compensation Committee met twice during the fiscal year ended December 31, 2021. The Compensation Committee shall have the authority to retain, at Company expense, independent advisers (including legal counsel, accountants and independent compensation or other consultants) as it determines necessary to carry out its duties, and shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. In 2021, the Compensation Committee retained Aon/Radford as an independent consultant to advise it on compensation matters. Aon/Radford was engaged directly by and reported directly to our Compensation Committee and did no other work for the Company. The Compensation Committee considered the applicable Nasdaq listing rules and determined that Aon/Radford qualified as an independent compensation consultant in accordance with applicable SEC and Nasdaq listing rules and regulations.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently composed of Dr. Loren (Chairman), Mr. Neis and Mr. Swirsky. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee’s responsibilities include, to the extent deemed necessary or appropriate by the committee: developing and recommending to the Board criteria for the selection of individuals to be considered as candidates for election to the Board; identifying individuals qualified to become members of the Board; making recommendations to the Board regarding its size and composition; approving director nominations to be presented for stockholder approval at the Company’s annual meeting; approving nominations to fill any vacancies on the Board; and developing and recommending corporate governance principles to the Board. Our Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2021.

Director Qualification Standards

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the committee and other members of the Board. The committee may also solicit the opinions of third parties with whom the potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidate or candidates under consideration.

In evaluating the qualifications of any candidate for director, the Nominating and Corporate Governance Committee considers, among other factors, the candidate’s depth of business experience, reputation for personal integrity, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, degree of independence from management, possible conflicts of interest and willingness and ability to serve. The Nominating and Corporate Governance Committee also considers the degree to which the candidate’s skills, experience and background complement or duplicate those of our existing directors and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee considers factors such as gender, ethnicity/race and other characteristics when evaluating how a candidate for director could contribute to the diversity of the Board. In the case of incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee also gives consideration to each director’s prior contributions to the Board. In selecting candidates to recommend for nomination as a director, the Nominating and Corporate Governance Committee abides by our company-wide non-discrimination policy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and uses the same process to evaluate candidates regardless of whether the candidates were recommended by stockholders, directors, management or others. The Nominating and Corporate Governance Committee has not adopted any particular method that stockholders must follow to make a recommendation. We suggest that stockholders make recommendations by writing to the chairman of the Nominating and Corporate Governance Committee, in care of our offices, with sufficient information about the candidate, his or her work experience, his or her qualifications for director, and his or her references to enable the Nominating and Corporate Governance Committee to evaluate the candidacy properly. We also suggest that stockholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement so as to provide the Nominating and Corporate Governance Committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics applicable to our employees, officers and directors. A copy of our Code is available on our principal corporate website at www.cellectar.com. Amendments to the Code or waivers of this Code may be made only by the Audit Committee and the Board of Directors and must be promptly disclosed to stockholders as required by Nasdaq listing rules, SEC regulation or any other law or regulation.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Role of the Board in Risk Oversight

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Our Board’s involvement in risk oversight includes receiving regular reports from members of management and evaluating areas of material risk, including operational, cybersecurity and technology, financial, legal and compliance, regulatory, strategic and competitive, and brand and reputational risks. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters. In addition, the Board has delegated risk oversight to each of its committees within their areas of responsibility. Our Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. Our Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. Our Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters. Our Nominating and Corporate Governance Committee also oversees the Company’s environmental, sustainability and governance (ESG) efforts and related risks.

Evaluations of the Board of Directors

The Board of Directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Nominating and Corporate Governance Committee. The Board of Directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held four meetings during the fiscal year ended December 31, 2021. Each of our directors attended all of the meetings held by the Board and the committees of the Board on which he served during the fiscal year ended December 31, 2021.

Meetings of Independent Directors. Our independent directors are expected, but not required, to meet without management present at least twice per year.

Director Attendance at the Annual Meeting of Stockholders

We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending. As a result, the Board has decided that director attendance at our annual general meetings of stockholders should be encouraged, but not required. All of our directors attended the 2021 annual meeting of stockholders.

Prohibition on Hedging and Pledging of Company Securities

We maintain an insider trading policy that applies to our officers, directors and employees that prohibits them from engaging in speculative transactions in our securities, such as short sales, puts, calls, straddles, hedging or monetization transactions, including but not limited to prepaid variable forwards, equity swaps, collars and exchange funds, or similar transactions. Since the adoption of our insider trading policy, the Audit Committee has not granted any such exemptions to the policy’s general prohibition on hedging and pledging.

Communications with the Board

Stockholders and interested parties wishing to communicate with the Board or any director or group of directors should direct their communications to: Secretary, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to the Audit Committee for consideration or referred to the Board of Directors for its consideration.

On August 11, 2020, we entered into an equity distribution agreement with Oppenheimer pursuant to which we agreed to pay Oppenheimer a commission of 3.0% of the gross proceeds from the sales of up to $14.5 million in our common stock, or up to $435,000. We sold shares having an aggregate offering price of approximately $69,000 pursuant to the equity distribution agreement during 2021. Dr. Loren is currently a managing director with Oppenheimer in its healthcare investment banking group. Dr. Loren did not participate in the agreement on behalf of the Company or Oppenheimer and had no direct interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 14, 2022, there were 61,101,251 shares of our common stock outstanding. The following table provides information regarding beneficial ownership of our common stock as of April 14, 2022:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all of our current directors and executive officers as a group.

The address of each executive officer and director is c/o Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932, except as otherwise indicated. The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. In these cases, the information with respect to voting and investment power has been provided to us by the security holder. The identification of natural persons having voting or investment power over securities held by a beneficial owner listed in the table below does not constitute an admission of beneficial ownership of any such natural person. Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options or warrants that are exercisable within 60 days of April 14, 2022. The information in the table below has not been adjusted to reflect the reverse stock split described in Proposal Three.

Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percentage
Rosalind Advisors, Inc. (1)	6,052,282	—	6,052,282	9.9%
Laurence W. Lytton (2)	4,177,792	—	4,177,792	6.8%
James V. Caruso (3)	86,231	892,953	979,184	1.6%
Chad J. Kolean	240	—	240	*
Jarrod Longcor (4)	102,148	312,275	414,423	*
Frederick W. Driscoll	19,417	52,444	71,861	*
Asher Chanan-Khan, M.B.B.S., M.D.	—	—	—	*
Stefan D. Loren, Ph.D.	—	54,794	54,794	*
John Neis (5)	62,609	54,844	117,453	*
Douglas Swirsky	25,000	81,361	106,361	*
John E. Friend II, M.D. (6)	3,333	—	3,333	*
Dov Elefant (7)	11,755	2,174	13,924	*
All current directors and officers as a group (8 persons)	295,645	1,448,671	1,744,316	2.8%

*	Less than 1%

(1)	As reported in Schedule 13G/A filed with the SEC on January 21, 2022. Based on such 13G/A filing, each of Rosalind Advisors, Inc., Rosalind Master Fund L.P., Steven Salamon and Gilad Aharon has sole voting power over 0 shares, shared voting power over 6,052,282 shares, sole dispositive power over 0 shares and shared dispositive power over 6,052,282 shares. The address of each of Rosalind Advisors, Inc., Steven Salamon and Gilad Aharon is 175 Bloor Street East, Suite 1316, North Tower, Toronto, Ontario, M4W 3R8 Canada. The address of Rosalind Master Fund L.P. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)	As reported in Schedule 13G/A filed with the SEC on February 15, 2022. Based on such 13G/A filing, Laurence W. Lytton has sole voting power over 4,169,292 shares, shared voting power over 8,500 shares, sole dispositive power over 4,169,292 shares and shared dispositive power over 8,500 shares. The principal business office address of Laurence W. Lytton is 467 Central Park West, New York, New York 10025.

(3)	Shares in the “Right to Acquire” column consist of (i) 10,870 shares of common stock issuable upon the exercise of warrants held by Mr. Caruso and (ii) common stock issuable currently or within 60 days upon exercise of options to purchase 882,083 shares of common stock issued to Mr. Caruso.

(4)	Shares in the “Right to Acquire” column consist of (i) 32,609 shares of common stock issuable upon the exercise of warrants held by Mr. Longcor and (ii) common stock issuable currently or within 60 days upon exercise of options to purchase 279,666 shares of common stock issued to Mr. Longcor.

(5)	Consists of shares of common stock held by Advantage Capital Wisconsin Partners I, Limited Partnership. Venture Investors LLC is the submanager and special limited partner of Advantage Capital Wisconsin Partners I, Limited Partnership. The investment decisions of Venture Investors LLC are made collectively by five managers, including Mr. Neis. Each such manager and Mr. Neis disclaim such beneficial ownership except to the extent of his pecuniary interest therein. The address of Mr. Neis is c/o Venture Investors LLC, 505 South Rosa Road, #201, Madison, Wisconsin 53719. Shares in the “Right to Acquire” column consist of common stock issuable currently or within 60 days upon exercise of options to purchase 54,844 shares of common stock issued to Mr. Neis in his capacity as director.

(6)	Dr. Friend resigned from the position of Vice President and Chief Medical Officer on November 2, 2021. His beneficial ownership is reported as of the date of his resignation.

(7)	Mr. Elefant resigned from the position of Vice President and Chief Financial Officer on February 22, 2022.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section provides information, in tabular and narrative formats specified in applicable SEC rules, regarding the amounts of compensation paid to each of our named executive officers, or NEOs and related information. As a smaller reporting company, the Company has presented such information in accordance with the scaled disclosure requirements permitted under applicable SEC regulations.

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our each of NEOs for the years ended 2021 and 2020:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	Other Compensation ($) (3)	Total ($)
James V. Caruso	2021	522,500	156,750	1,472,000	—	2,151,250
President and Chief Executive Officer	2020	475,000	332,500	208,740	—	1,016,240
Jarrod Longcor	2021	385,037	92,409	414,000	—	891,446
Chief Operating Officer and Former Chief Business Officer (4)	2020	353,245	137,766	83,496	—	574,507
John E. Friend II, M.D.	2021	376,364	—	303,600	26,585	706,549
Former Vice President and Chief Medical Officer (5)	2020	200,000	78,000	108,310	—	386,310
Dov Elefant	2021	356,895	85,655	395,600	—	838,150
Former Vice President and Chief Financial Officer (6)	2020	324,450	126,536	20,874	—	471,860

(1)	Amounts in this column represent bonuses paid by the Compensation Committee based on its annual review of the performance of the executive officers against predetermined financial and strategic objectives. Executive officers are paid the same percentage upon the achievement of financial objectives and may be paid varied percentages upon the achievement of strategic objectives depending on the subject matter.

(2)	The reported amounts represent the aggregate grant date fair value computed in accordance with ASC 718. All assumptions made regarding the valuation of equity awards can be referenced in Note 7 to the financial statements included in our Annual Report on Form 10-K filed with the SEC on March 21, 2022.

(3)	The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual NEO is based on the total cost to the Company, and such costs are required to be reported under SEC rules when the total costs are equal to or greater than $10,000 in the aggregate for a NEO.

(4)	Mr. Longcor was promoted to the Company’s Chief Operating Officer on February 22, 2022. He had previously served as the Company’s Chief Business Officer and Senior Vice President of Operations since 2017.

(5)	Dr. Friend served as the Company’s Vice President and Chief Medical Officer from July 1, 2020 until his resignation effective November 2, 2021. The amount included in “Other Compensation” for Dr. Friend represents his accrued but unused vacation time as of the time of his resignation.

(6)	Mr. Elefant resigned from the position of Vice President and Chief Financial Officer on February 22, 2022 and was succeeded by the Company’s current Chief Financial Officer, Chad J. Kolean.

Employment Agreements

James V. Caruso. We entered into an employment agreement with Mr. Caruso as of June 15, 2015, as amended and restated on April 15, 2019, pursuant to which Mr. Caruso serves as President and Chief Executive Officer of the Company. Under the agreement, the Company pays Mr. Caruso a base salary that is adjusted from time to time. Mr. Caruso is also eligible for an annual bonus, based on performance, with an initial target of up to 50% of his base salary at the discretion of the Compensation Committee. If Mr. Caruso is terminated other than for cause or by Mr. Caruso for good reason within 12 months after a change in control (i.e. double trigger), he is entitled to severance in an amount equal to (i) 24 months of base salary, (ii) his then applicable target bonus payable over 24 months (a total of 1.5x the annual target bonus payable at the time of termination) and (iii) 24 months of payment or reimbursement of health insurance (equal to the premium paid by the Company prior to the date of termination), each payable in installments over 24 months. Following a termination of employment by the Company without cause or by Mr. Caruso for good reason that is not within 12 months after a change in control, Mr. Caruso is entitled to severance in an amount equal to 12 months base salary plus payment or reimbursement of health insurance for 12 months (equal to the premium paid by the Company prior to the date of termination). Each of the foregoing severance benefits is conditioned on Mr. Caruso’s execution of a release agreement in favor of the Company.

Dov Elefant. We entered into an employment agreement with Mr. Elefant as of August 15, 2019, pursuant to which Mr. Elefant served as Vice President and Chief Financial Officer of the Company. Under the agreement, the Company paid Mr. Elefant a base salary that was adjusted from time to time. Further, Mr. Elefant was eligible for an annual bonus, based on performance, with an initial target of up to 30% of his base salary. If Mr. Elefant were terminated other than for cause or by Mr. Elefant for good reason, contingent upon the execution of a release agreement in favor of the Company, Mr. Elefant would have been entitled to (i) severance in an amount equal to nine months of 75% of Mr. Elefant’s annual base salary, provided that if such termination occurred within 12 months after a change in control (i.e. double trigger), such severance would have been increased to 18 months of Mr. Elefant’s full base salary, each payable in monthly installments, (ii) payment or reimbursement of health insurance (for nine or 18 months, as applicable), each payable in monthly installments, (iii) a payment amount equal to the annual bonus Mr. Elefant would have received for the calendar year in which the termination occurred prorated for the number of days elapsed in such year, and (iv) outplacement services not to exceed $7,500. Mr. Elefant voluntarily resigned (i.e., not for good reason) from the position of Vice President and Chief Financial Officer on February 22, 2022.

Jarrod Longcor. We entered into an employment agreement with Mr. Longcor as of July 15, 2016, as amended and restated on April 15, 2019 and amended on November 10, 2019, pursuant to which Mr. Longcor serves as the Chief Operating Officer of the Company. Under the agreement, the Company is paying Mr. Longcor a base salary that is adjusted from time to time. Mr. Longcor is eligible for an annual bonus, based on performance, with an initial target of up to 30% of his base salary. If Mr. Longcor’s employment is terminated other than for cause or by Mr. Longcor for good reason, contingent upon the execution of a release agreement in favor of the Company, Mr. Longcor is entitled to (i) severance in an amount equal to nine months of 75% of Mr. Longcor’s annual base salary, provided that if such termination occurs within 12 months after a change in control (i.e. double trigger), such severance is increased to 18 months of Mr. Longcor’s full base salary, each payable in monthly installments, (ii) payment or reimbursement of health insurance (for nine or 18 months, as applicable), each payable in monthly installments, (iii) a payment amount equal to the annual bonus Mr. Longcor would have received for the calendar year in which the termination occurred prorated for the number of days elapsed in such year, and (iv) outplacement services not to exceed $7,500.

John E. Friend II, M.D. We entered into an employment agreement with Dr. Friend as of July 1, 2020, pursuant to which Dr. Friend served as Vice President and Chief Medical Officer of the Company. Under the agreement, the Company paid Dr. Friend a base salary that was adjusted from time to time. Further, Dr. Friend was eligible for an annual bonus, based on performance, with an initial target of up to 30% of his base salary. If Dr. Friend is terminated other than for cause or by Dr. Friend for good reason, contingent upon the execution of a release agreement in favor of the Company, Dr. Friend would have been entitled to (i) severance in an amount equal to nine months of 75% of Dr. Friend’s annual base salary, provided that if such termination occurred within 12 months after a change in control (i.e. double trigger), such severance would have been increased to 12 months of Dr. Friend’s full base salary, each payable in monthly installments, (ii) payment or reimbursement of health insurance (for nine 9 or 12 months, as applicable), each payable in monthly installments, (iii) a payment amount equal to the annual bonus Dr. Friend would have received for the calendar year in which the termination occurred prorated for the number of days elapsed in such year, and (iv) outplacement services not to exceed $7,500. Dr. Friend voluntarily resigned (i.e., not for good reason) as the Company’s Vice President and Chief Medical Officer effective November 1, 2021.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Date of Award	Number of securities underlying unexercised options (# exercisable)	Number of securities underlying unexercised options (# unexercisable)	Option Exercise Price ($/share)	Option Expiration date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
James V. Caruso	3/4/2021(7)	—	1,600,000	1.74	3/4/2031	—
	2/3/2020(7)	33,333	66,667	2.71	2/3/2030	—	—
	1/17/2019(1)	50,000	25,000	1.99	1/17/2029	—	—
	10/12/2018(2)	150,000	—	2.61	10/12/2028	—	—
	5/12/2016(4)	20,000	—	14.80	5/12/2026	—	—
	6/15/2015(5)	3,750	—	264.00	6/15/2025	—	—
Dov Elefant (8)	3/4/2021(7)	—	430,000	1.74	3/4/2031	—	—
	2/3/2020(7)	3,333	6,667	2.71	2/3/2030	—	—
	9/10/2019(3)	60,000	30,000	2.32	9/10/2029	—	—
Jarrod Longcor	3/4/2021(7)	—	450,000	1.74	3/4/2031	—	—
	2/3/2020(7)	13,333	26,667	2.71	2/3/2030	—	—
	1/17/2019(1)	19,166	10,834	1.99	1/17/2029	—	—
	10/12/2018(6)	63,000	—	2.61	10/12/2028	—	—
	9/18/2017(4)	2,500	—	18.30	9/18/2027	—	—
	7/15/2016(4)	7,500	—	29.30	7/15/2026	—	—

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2021 with respect to our NEOs:

(1)	These shares vest in increments of one-third at first anniversary from grant date and then vesting in 24 equal monthly installments over a 24-month period beginning on the first anniversary of the grant date.

(2)	This option grant was divided into a definitive grant of 70,950 shares, which vested on October 12, 2019, and a contingent grant of 79,050 shares, which vest in 24 equal monthly installments over a 24-month period beginning on the first anniversary of the grant date.

(3)	These shares vest annually in increments of one-third over three years from the date of grant.

(4)	These shares vest quarterly in increments of one-twelfth over three years from the date of grant. The exercise price equals the closing price on the date of grant.

(5)	These shares vest annually in increments of one-fourth over four years from the date of grant. The exercise price equals the closing price on the date of grant.

(6)	This option grant was divided into a definitive grant of 29,820 shares which vested on October 12, 2019, and a contingent grant of 33,180 shares, which vested in 24 equal monthly installments over a 24-month period beginning on the first anniversary of the grant date.

(7)	These shares vest annually in increments of one-third over three years from the date of grant. The exercise price equals the closing price on the date of grant.

(8)	Mr. Elefant resigned from the position of Vice President and Chief Financial Officer on February 22, 2022, at which time all of his then-unvested stock options were forfeited. His vested stock options remained exercisable for 30 days following his resignation.

Pursuant to the terms of the option award agreements, options granted pursuant to the Amended and Restated 2015 Stock Incentive Plan and the 2021 Plan become fully vested upon a termination event within one year following a change in control, as defined therein. A termination event is defined as either termination of employment other than for cause or constructive termination resulting from a significant reduction in either the nature or scope of duties and responsibilities, a reduction in compensation or a required relocation.

Director Compensation

The following table sets forth certain information about the compensation of our non-employee directors who served during the year ended December 31, 2021:

Name	Year	Director Fees ($)(1)	Option Awards ($)	Total ($)
Asher Chanan-Khan, M.B.B.S., M.D. (2)	2021	$30,000	$66,300(4)	$96,300
Frederick W. Driscoll	2021	60,000	66,300(4)	126,300
Stephen A. Hill, M.D. (3)	2021	30,000	42,500(4)	72,500
Stefan D. Loren, Ph.D.	2021	60,000	66,300(4)	126,300
John Neis	2021	60,000	66,300(4)	126,300
Douglas J. Swirsky	2021	60,000	99,450(4)	159,450

(1)	Director fees consist of annual cash fees for service.

(2)	Dr. Chanan-Khan was appointed as a director of the Company effective as of June 24, 2021.

(3)	Dr. Hill served as a director of the Company until the 2021 Annual Meeting of Stockholders on June 23, 2021.

(4)	Granted on June 30, 2021 at an exercise price of $1.19 per share, which cliff vest on the first anniversary of the grant date. All assumptions made regarding the valuation of equity awards can be referenced in Note 7 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 21, 2022.

During 2021, we paid each of our non-employee directors a quarterly cash fee of $15,000. We reimbursed directors for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and undertaking certain matters on our behalf. Mr. Swirsky receives additional option awards for his service as Chairman of the Board of the Company. Directors who are our employees do not receive additional fees for their services as directors.

The aggregate number of option awards outstanding as of December 31, 2021 for each non-employee director was as follows:

Name and Principal Position	Stock Options Outstanding
Frederick W. Driscoll	45,500
Stephen A. Hill	122,929
Stefan D. Loren, Ph.D.	47,850
John Neis	47,900
Douglas J. Swirsky	70,250

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	4,136,950	(2)	$1.98	(3)	3,521,949	(4)
Equity compensation plans not approved by security holders	101,250		$14.01		n/a
Total	4,238,200		$2.27		3,521,949

(1)	Includes our Amended and Restated 2015 Stock Incentive Plan and the 2021 Plan. If Proposal Two is approved by our stockholders at the annual meeting, the number of shares of our common stock remaining available for issuance under our equity compensation plans will increase by 5,000,000 shares to 6,605,449 shares. If the reverse stock split described in Proposal Three is approved by our stockholders, then, in accordance with the adjustment provisions set forth in the 2021 Plan, the number of shares of our common stock available for grants and awards under the 2021 Plan will be proportionately adjusted based on the ratio elected by our Board within the Split Ratio Range, as described further in Proposal Three.

AUDIT COMMITTEE REPORT

The Board appointed the Audit Committee to review the Company’s financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and affirming their independence on an annual basis. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we have:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and Baker Tilly US, LLP;

•	discussed with Baker Tilly US, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from Baker Tilly US, LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of Baker Tilly US, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also appointed Baker Tilly US, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022.

Submitted by the Audit Committee of our Board of Directors,

Frederick W. Driscoll, Chairman
Asher Chanan-Khan, M.B.B.S., M.D.

Stefan D. Loren, Ph.D.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.cellectar.com/ free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 29, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available on the investor relations page of our website at https://investor.cellectar.com.

We will provide, without charge, to any stockholder of record or beneficial owner of our common stock as of the Record Date, upon the written or oral request of any such persons, a copy or our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC. Request for such copies should be addressed to the Secretary at: Investor Relations, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932, by telephone at (608) 441-8120 or by e-mail to investors@cellectar.com.

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

APPENDIX A

AMENDMENT NO. 1 TO

Cellectar Biosciences, Inc.

2021 STOCK INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the 2021 Stock Incentive Plan (the “Plan”) of Cellectar Biosciences, Inc. (the “Company”) is effective as of the date of approval by the Board of Directors of the Company (the “Board”), contingent on the approval of the stockholders of the Company (the “Stockholders”). All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, Section 14 of the Plan reserves to the Board the right to amend the Plan at any time;

WHEREAS, Nasdaq Listing Rule 5635(c) requires that a Nasdaq listed company seek stockholder approval when it materially amends an equity compensation plan such as the Plan;

WHEREAS, the Plan initially authorized up to 6,000,000 shares of Stock to be issued in respect of Awards granted under the Plan, subject to adjustment as provided in the Plan, plus the number of shares available under the Company’s 2015 Plan and 2006 Plan; and

WHEREAS, the Board and the Stockholders desire to increase the number of shares of Stock available for issuance under the Plan by 5,000,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows:

RESOLVED, Section 3(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Shares Issuable. The maximum number of shares of Stock which may be issued in respect of Awards (including Stock Appreciation Rights) granted under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in this Section 3, shall be 11,000,000 shares, plus an additional number of shares, that are currently available under the Company’s Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”) and Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”) or may be added back to the Plan pursuant to the next sentence, in each case subject to adjustment upon changes in capitalization of the Company as provided in this Section 3. All of the shares described in the previous sentence may be granted as Incentive Stock Options. For purposes of this limitation, the shares of Stock underlying any Awards, or awards under the 2015 Plan or 2006 Plan, as applicable, which are forfeited, cancelled, reacquired by the Company or otherwise terminated (other than (i) Shares tendered as payment for an option exercise; (ii) Shares withheld to cover taxes; (iii) Shares added back that have been repurchased by the Company using stock option proceeds; and (iv) stock-settled awards where only the actual shares delivered count against the Plan) shall be added back to the shares of Stock with respect to which Awards may be granted under the Plan. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.”; and

RESOLVED FURTHER, except as set forth herein, the Plan shall remain in full force and effect without modification.

* * *

A-1

APPENDIX B

FORM OF AMENDMENT TO SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CELLECTAR BIOSCIENCES, INC.

  Cellectar Biosciences, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.       This Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended and filed with the Secretary of State of the State of Delaware (the “Second Amended and Restated Certificate of Incorporation”).

2.       The first paragraph of Article FOURTH of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred sixty million and seven thousand (160,007,000), of which one hundred sixty million (160,000,000) shares shall be designated ‘Common Stock’ and seven thousand (7,000) shares shall be designated ‘Preferred Stock.’ Shares of Common Stock and Preferred Stock shall have a par value of $.00001 per share.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each [[*] ([*])]1 shares of common stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of common stock shall be issued to the transfer agent, as agent for the accounts of all holders of record of common stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the common stock at the time of the sale. After such sale, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests.

3.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.       All other provisions of the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5.       The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

1 The reverse stock split shall be at a ratio of not less than 1:5 and not more than 1:10.

B-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D83868 - P73803 1. Election of Class II Directors Nominees: 1) James V. Caruso 2) Frederick W. Driscoll For Withhold For All A ll Al l Except ! ! ! ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below . CELLECTAR BIOSCIENCES, INC. The Board of Directors recommends you vote FOR the following: CELLECTAR BIOSCIENCES, INC. 100 CAMPUS DRIVE FLORHAM PARK, NJ 07932 Please sign exactly as your name(s) appear(s) hereon . When signing as attorney, executor, administrator, or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership, please sign in full corporate or partnership name by authorized officer . 3. To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:5 and 1:10, if and when determined by our Board of Directors. 4. To ratify the appointment of Baker Tilly US, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. 5. Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To approve an increase in the number of shares of common stock available for issuance under the 2021 Stock Incentive Plan by 5,000,000 shares. NOTE: The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders and a Proxy Statement for the Annual Meeting of Stockholders. For Against Abstain VOTE BY INTERNET - www . proxyvote . com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information . Vote by 11 : 59 p . m . Eastern Time on June 14 , 2022 . Follow the instructions to obtain your records and to create an electronic voting instruction form . ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e - mail or the Internet . To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions . Vote by 11 : 59 p . m . Eastern Time on June 14 , 2022 . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 . SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10 - K are available at www.proxyvote.com. D83869 - P73803 CELLECTAR BIOSCIENCES, INC. Annual Meeting of Stockholders June 15, 2022 10:00 AM, EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints James Caruso, Chad Kolean and Asher Rubin, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cellectar Biosciences, Inc . that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10 : 00 AM, EDT on June 15 , 2022 , at Cellectar's headquarters at 100 Campus Drive, Florham Park, New Jersey 07932 , and any adjournment or postponement thereof . This proxy, when properly executed, will be voted in the manner directed herein . If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations . Continued and to be signed on reverse side